Exhibit 99.1

ARCH CAPITAL GROUP LTD. ANNOUNCES
ESTIMATE OF LOSSES FROM HURRICANE KATRINA

HAMILTON, BERMUDA, September 16, 2005 — Arch Capital Group Ltd. [NASDAQ: ACGL] announced today that it expects third quarter operating earnings to be negatively impacted by the effects of Hurricane Katrina in the range of $110 million to $160 million, after tax.  These initial estimates are based on industry insured losses (including marine and energy losses) of $25 to $35 billion, respectively, and reflect expected reinstatement premiums.  These initial estimates represent approximately 0.4% of the industry’s aggregate loss estimates.  The losses are currently expected to arise equally in the Company’s insurance and reinsurance businesses if the industry loss is at the lower end of the range and move to a 40/60 split, insurance and reinsurance, if the losses are at the upper end of the estimates.

Due to the size and complexity of the storm, there is substantial uncertainty regarding total covered losses for the insurance industry and the assumptions underlying the Company’s estimates relating to the hurricane.  These estimates are based on currently available information derived from modeling techniques, industry assessments of exposure, extremely preliminary claims information obtained from the Company’s clients and brokers to date and a review of the Company’s in-force contracts.  The Company’s actual losses from the hurricane may vary materially from the estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the preliminary nature of the available information, the potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures and the manner in which flood losses will attach, as well as the effects of any resultant demand surge on claims activity.  In addition, actual losses may increase if the Company’s reinsurers fail to meet their obligations to the Company or the reinsurance protections purchased by the Company are exhausted.

Arch Capital Group Ltd., a Bermuda-based company with over $2.8 billion in capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries (collectively, the “Company”) may include forward-looking statements which reflect the Company’s current views with respect to future events and financial performance.  Forward-looking statements involve the Company’s current assessment of risks and uncertainties, which may cause actual events and results and prospects to differ materially from those expressed or implied in these statements.  Certain information regarding such risks and uncertainties is set forth in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:	Arch Capital Group Ltd.
John D. Vollaro
(441) 278-9250